Exhibit 99.1

Palomar Holdings, Inc. Announces Acquisition of Renewal Rights for Hawaii Residential Hurricane Business from GeoVera Holdings, Inc.

LA JOLLA, Calif. (November 10, 2020)—Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) today announced an agreement between Palomar Specialty Insurance Company, a wholly-owned subsidiary of Palomar, and GeoVera Holdings, Inc. (“GeoVera”) to acquire the renewal rights to GeoVera’s Hawaii residential Hurricane policies. The transaction will further deepen Palomar’s presence in Hawaii, a market that the Company has served since 2015.

Through an ongoing partnership between Palomar and GeoVera, Palomar Specialty Insurance Company, an admitted insurance carrier rated A- (Excellent) FSC IX by A.M. Best, will issue replacement offers at the time of policy renewal to all policyholders of residential hurricane coverage issued by GeoVera Insurance Company and Coastal Select Insurance Company, which are both exiting the Hawaii market.

“Palomar has proudly served the Hawaii community for several years. This transaction enables us to expand and solidify our commitment to the market by providing flexible, affordable hurricane coverage to homeowners across the state.” said Mac Armstrong, Palomar’s Chairman and CEO.

TigerRisk Capital Markets & Advisory is acting as exclusive financial advisor and McDermott Will & Emery LLP is acting as legal advisor to GeoVera. DLA Piper LLP is acting as legal advisor to Palomar.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 31 states and has an A.M. Best financial strength rating of “A-” (Excellent).

About GeoVera Holdings, Inc.

GeoVera Insurance Holdings, Inc., the parent of GeoVera Insurance Company and Coastal Select Insurance Company, is a provider of specialty residential property insurance products, focused on catastrophe exposed property in the homeowners and residential earthquake markets, operating on both an admitted and surplus lines basis. GeoVera is headquartered in Fairfield, CA with offices in Sheboygan, WI, and Tallahassee, FL. GeoVera and its subsidiaries maintain a Financial Strength Rating of “A” (Excellent) from A.M. Best.

Investor Relations

1-619-771-1743
investors@palomarspecialty.com

Source: Palomar Holdings, Inc